EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Record Fourth Quarter Sales; 2014 Top Sales Year in Company’s History

FORT LAUDERDALE, FL., January 15, 2015 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), today is pleased to announce all-time record fourth quarter and full year net sales for 2014.

Sales for the fourth quarter of 2014 were approximately $8.7 million compared to $7.8 million in the fourth quarter of 2013, an increase of 12%. For the full year 2014, net sales were approximately $33.9 million compared to $32.7 million in 2013, an increase of approximately 4%.

Peter Dornau, President & CEO commented: “The fourth quarter of 2014 was especially impressive, with the strong growth of our sales, attributable to increases by a broad range of customers. Our customer sales concentration in 2014 was less dependent on any one key customer than in previous years.

“We achieved increased sales growth in the marine, automotive, power sports, motorcycle and outdoor power equipment sectors. The increase in sales was led by double digit growth of sales of our fuel additive product line – StarTron® -- as well as double digit sales growth in our other product groups in the fourth quarter of 2014,” Mr. Dornau said.

“The fourth quarter 2014 sales were the fourth consecutive record net sales for the final quarter of the year. In addition, the full year 2014 net sales eclipsed our previous record sales totals accomplished last year. As we continue to increase sales, the percent of operating expenses should decline as a percent of sales,” Mr. Dornau concluded.

The Company’s annual report Form 10-K filing of Ocean Bio-Chem financial statements for year 2014 will be available at www.sec.gov no later than March 31, 2015.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® Performicade ®and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com www.startron.com, www.performacide.com and www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick

E & E Communications

pknopick@eandecommunications.com

940-262-3584